Exhibit 10.1

               SECOND AMENDMENT TO BUSINESS LOAN
                           AGREEMENT

     This Second Amendment to Business Loan Agreement (the "Amendment") is entered into as of May 31, 1999, among Bank of America National Trust and Savings Association (the "Bank"), Sunquest Information Systems, Inc. ("Borrower 1"), Sunquest Europa Limited ("Borrower 2"), Antrim Corporation ("Borrower 3"), Sunquest Pharmacy Information Systems, Inc. ("Borrower 4") and Sunquest Germany GmbH ("Borrower 5") (Borrower 1, Borrower 2, Borrower 3, Borrower 4 and Borrower 5 are sometimes referred to collectively as the "Borrowers" and individually as the "Borrower").

                            RECITALS

     A.   The Bank and the Borrowers entered into a certain
Business Loan Agreement dated as of December 30, 1997, as amended by a First Amendment to Business Loan Agreement dated as of April
30, 1999 (the "Agreement").

     B. The Bank and the Borrowers desire to amend the Agreement.

                           AGREEMENT

     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

     2.   Amendments.  The Agreement is hereby amended as follows:

          (a) Paragraph 1.2 of the Agreement is hereby amended by deleting the date "May 31, 1999" and inserting the date
     "April 28, 2000" in place thereof.

          (b) The text of Paragraph 1.8 of the Agreement is hereby deleted in its entirety and the words "Intentionally Omitted" are inserted in place thereof. All references in the Agreement to the "Offshore Rate" shall be deleted or, as the context may require, shall be deemed to refer to the "LIBOR Rate."

          (c) Paragraph 1.9(c) of the Agreement is hereby amended and restated in its entirety so as to read as follows:

          "(c) The "LIBOR Rate" means the interest rate determined by the following formula:

          LIBOR Rate   =    LIBOR Base Rate
                            ------------------------------------
                            1.00 - Eurodollar Reserve Percentage

          Where,

          "LIBOR Base Rate" means, for such interest period:

          (i) the rate per annum (carried out to the fifth decimal place) equal to the

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               rate determined by Bank to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest
               Settlement Rate (such page currently being page number 3750) for deposits in U.S. dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such interest period, or

          (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by Bank to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such interest period, or

         (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by Bank as the rate of interest at which U.S. dollar deposits (for delivery on the first day of such interest period) in same day funds in the approximate amount of the applicable LIBOR Rate portion and with a term equivalent to such interest period would be offered by Bank's London Branch to major banks in the offshore U.S. dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such interest period.

               "Eurodollar Reserve Percentage" means, for any day during any interest period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to Bank under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The LIBOR Rate for each outstanding LIBOR Rate portion shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage."

          (c) (i) Paragraph 4.4 of the Agreement is hereby amended and restated in its entirety so as to read as follows:

          "4.4 Business Days. Unless otherwise provided in this Agreement, a business day is a day other than a Saturday, Sunday, or other day on which

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          commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Bank's lending office is located and, if such day, relates to any amount bearing interest at the LIBOR Rate (if any), is any such day on which dealings in U.S. dollar deposits are conducted by and between banks in the offshore U.S. dollar interbank market. All payments and disbursements which would be due on a day which is not a business day will be due on the next business day.
          All payments received on a day which is not a business day will be applied to the credit on the next business day."

               (ii) The phrases "banking day" or "banking days" in each case where they appear in the Agreement are hereby amended to read "business day" or "business days," respectively.

          (d) A new Paragraph 6.15 to the Agreement is hereby inserted directly following Paragraph 6.14 to read in its entirety as follows:

          "6.15 Year 2000. Each Borrower has (a) initiated a review and assessment of all areas within its business and operations (including those affected by customers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications and devices containing imbedded computer chips used by such Borrower (or its respective customers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31,
          1999), (b) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (c) to date, implemented that plan in accordance with that timetable. Based on the foregoing, such Borrower believes that all computer applications and devices containing imbedded computer chips (including those of its customers and vendors) that are material to its business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a material adverse change."

          (e) A new Paragraph 4.9 of the Agreement is hereby inserted directly following Paragraph 4.8 to read in its entirety as follows:

          "4.8 Unused Commitment Fee. Commencing on May 31, 1999, Borrowers shall pay to Bank an unused commitment fee of .25% per annum on the actual daily unused portion of the Commitment, computed on a quarterly basis in arrears on the last business day of each calendar quarter based on the daily utilization for that quarter. The unused commitment fee shall accrue from such date and shall be payable quarterly in arrears on the last business day of each calendar quarter, beginning with the first calendar quarter end to occur after the above-mentioned commencement date and continuing through the Expiration Date, with the final payment to be made on the Expiration Date. The unused commitment fee provided in this

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          paragraph shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in paragraph 5 are not met."

     3. Representations and Warranties. When the Borrowers sign this Amendment, each Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement,
(b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment is within such Borrower's powers, has been duly authorized, and does not conflict with any of such Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which such Borrower is bound.

     4. Conditions. This Amendment will become effective on May 31, 1999 (the "Effective Date"), provided that each of the following conditions precedent have been satisfied:

          (a) Bank has received from each Borrower a duly executed original (or, if elected by the Bank an executed facsimile copy) of this Amendment; and

          (b) Bank has received from each Borrower a copy of a resolution passed by the board of directors of such Borrower's corporation, certified by the Secretary or an Assistant Secretary of such corporation as being in full force and effect on the date hereof, authorizing the execution, delivery and performance of this Amendment.

     5. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Arizona.

     6. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.


     This Amendment is executed as of the date stated at the beginning of this Amendment. The Agreement, as amended hereby, shall hereinafter constitute the Agreement between the parties.


                              BANK OF AMERICA NATIONAL TRUST
                              AND SAVINGS ASSOCIATION


                              By:____________________________________

                              Name:_________________________________

                              Title:___________________________________


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                              SUNQUEST INFORMATION SYSTEMS, INC.


                              By:____________________________________
                              Name:  Nina M. Dmetruk
                              Title:  Chief Financial Officer


                              SUNQUEST EUROPA LIMITED


                              By:____________________________________
                              Name:  Nina M. Dmetruk
                              Title:  Director

                              ANTRIM CORPORATION


                              By:____________________________________
                              Name:  Nina M. Dmetruk
                              Title:  Secretary


                              SUNQUEST PHARMACY INFORMATION SYSTEMS, INC.


                              By:____________________________________
                              Name:  Nina M. Dmetruk
                              Title:  Secretary


                              SUNQUEST GERMANY GMBH


                              By:____________________________________
                              Name:  Nina M. Dmetruk
                              Title:  Managing Director


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